Exhibit 99.1

TRANSPORTATION SERVICE AGREEMENT
Contract Identification FT17189

This Transportation Service Agreement (Agreement) is entered into by Great Lakes Gas Transmission Limited Partnership (Transporter) and TRANSCANADA PIPELINES LIMITED(Shipper).

WHEREAS, Shipper has requested Transporter to transport Gas on its behalf and Transporter represents that it is willing to transport Gas under the terms and conditions of this Agreement.

NOW, THEREFORE, Transporter and Shipper agree that the terms below constitute the transportation service to be provided and the rights and obligations of Shipper and Transporter.

1.  EFFECTIVE DATE:  February 06, 2012

2. CONTRACT IDENTIFICATION:  FT17189

3.RATE SCHEDULE:  FT

4.SHIPPER TYPE:  Other

5.STATE/PROVINCE OF INCORPORATION:  Canada

6.  TERM: November 01, 2012 to October 31, 2014

Transporter and Shipper agree that Shipper may extend the primary term of this Agreement by exercising a Contractual Right of First Refusal, pursuant to the procedures set forth in Section 6.16 of the General

Terms and Conditions of Transporter’s FERC Gas Tariff.

7. EFFECT ON PREVIOUS CONTRACTS:

This Agreement supersedes, cancels and terminates, as of the effective date stated above, the following contract(s):  N/A

8. MAXIMUM DAILY QUANTITY (Dth/Day): 100,000

         Please see Appendix A for further detail.

9.RATES:
Unless Shipper and Transporter have agreed to a rate other than the maximum rate, rates shall be Transporter's maximum rates and charges plus all applicable surcharges in effect from time to time under the applicable Rate Schedule (as stated above) on file with the Commission unless otherwise agreed to by the parties in writing. Provisions governing a Rate other than the maximum shall be set forth in this Paragraph 9 and/or on Appendix B hereto.

Shipper and Transporter agree that for service under this Agreement from the point(s) of receipt listed on Appendix A to the point(s) of delivery listed on Appendix A, the Reservation Fee to be charged shall be the lesser of $8.517 per Dth or Great Lakes' currently effective Maximum Tariff Rate.

Contract ID: FT17189

10. POINTS OF RECEIPT AND DELIVERY:
The primary receipt and delivery points are set forth on Appendix A.

11.RELEASED CAPACITY:
N/A

12. INCORPORATION OF TARIFF INTO AGREEMENT:
This Agreement shall incorporate and in all respects be subject to the "General Terms and Conditions" and the applicable Rate Schedule (as stated above) set forth in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, as may be revised from time to time.  Transporter may file and seek Commission approval under Section 4 of the Natural Gas Act (NGA) at any time and from time to time to change any rates, charges or provisions set forth in the applicable Rate Schedule (as stated above) and the "General Terms and Conditions" in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, and Transporter shall have the right to place such changes in effect in accordance with the NGA, and this Agreement shall be deemed to include such changes and any such changes which become effective by operation of law and Commission Order, without prejudice to Shipper's right to protest the same.

13.MISCELLANEOUS:
No waiver by either party to this Agreement of any one or more defaults by the other in the  performance of this Agreement shall operate or be construed as a waiver of any continuing or future default(s), whether of a like or a different character.

Any controversy between the parties arising under this Agreement and not resolved by the parties shall be determined in accordance with the laws of the State of Michigan.

14.OTHER PROVISIONS:
It is agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Partner, agent, management official or employee of the Transporter or any director, officer or employee of any of the foregoing, for any obligation of the Transporter arising under this Agreement or for any claim based on such obligation and that the sole recourse of Shipper under this Agreement is limited to assets of the Transporter.

Upon termination of this Agreement, Shipper's and Transporter's obligations to each other arising under this Agreement, prior to the date of termination, remain in effect and are not being terminated by any provision of this Agreement.

Transporter and Shipper agree that, pursuant to Section 6.2.1(h) of the General Terms and Conditions, this Agreement is subject to a Reduction Option as herein described:

Shipper shall have a one-time Reduction Option which may be invoked by providing Transporter written notice (“Notice”), within 30 days of receipt by Shipper of a decision by the National Energy Board that all or part of the contracted volume or costs which are the subject of this Service Agreement were not approved for full cost recovery by Shipper but in no case later than June 30, 2013.   If Shipper invokes this one-time Reduction Option, it may reduce all or any portion of the MDQ associated with this Agreement, such reduction to be effective on the first day of the calendar month following Transporter’s receipt of Shipper’s Notice.

Contract ID: FT17189

15. NOTICES AND COMMUNICATIONS:
All notices and communications with respect to this Agreement shall be in writing by mail, e-mail, or fax, or other means as agreed to by the parties, and sent to the addresses stated below or to any other such address(es) as may be designated in writing by mail, e-mail, or fax, or other means similarly agreed to:

ADMINISTRATIVE MATTERS
Great Lakes Gas Transmission Limited	TRANSCANADA PIPELINES LIMITED
Partnership	450 - 1st Street S.W.
Commercial Services	Calgary, AB T2P 5H1
717 Texas Street	Canada
Houston, TX 77002-2761	Attn: Steve Pohlod

AGREED TO BY:

GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP	TRANSCANADA PIPELINES LIMITED
By: Great Lakes Gas Transmission Company
By: /s/ Joseph E. Pollard	By: /s/ Karl Johannson
Joseph E. Pollard	Karl Johannson
Title: Director, Commercial Services	Title: Senior Vice-President, Canadian and Eastern US Pipelines

By: /s/ Steve Pohlod
Steve Pohlod
Title: Vice-President, Commercial-East Canadian Pipelines

APPENDIX A
Contract Identification FT17189

Date:  February 06, 2012
Supersedes Appendix Dated: Not Applicable

Shipper:  TRANSCANADA PIPELINES LIMITED

Maximum Daily Quantity (Dth/Day) per Location:

					Maximum Allowable Operating Pressure
Begin Date	End Date	Point(s) of Primary Receipt	Point(s) of Primary Delivery	MDQ	(MAOP)
11/01/2012	10/31/2014	EMERSON		100,000	974

11/01/2012	10/31/2014		ST. CLAIR	100,000	974